EXHIBIT 4.18

APACHE CORPORATION
Company

to

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of December 16, 2019

to Indenture
Dated as of November 23, 1999

Debt Securities

SECOND SUPPLEMENTAL INDENTURE
SECOND SUPPLEMENTAL INDENTURE, dated as of December 16, 2019 (this “Second Supplemental Indenture”), among APACHE CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (as successor to Apache Finance Canada Corporation, the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (as successor to JPMorgan Chase Bank, N.A., formerly The Chase Manhattan Bank), a national banking association, as trustee under the Indenture referred to below (the “Trustee”).

RECITALS OF THE COMPANY:

A.The Company has heretofore executed and delivered to the Trustee (as successor to JPMorgan Chase Bank, N.A., formerly The Chase Manhattan Bank) an Indenture, dated as of November 23, 1999 (as heretofore amended and supplemented, the “Indenture”), providing for the issuance from time to time of the Company’s senior unsecured debentures, notes or other evidences of Indebtedness (herein and in the Indenture called the “Securities”) in one or more series.

B.Pursuant to the Indenture, the Company is obligor upon Securities which have been issued and are Outstanding.

C. Section 901(l) of the Indenture provides that without the consent of any Holders of Securities or Coupons, the Company, when authorized by or pursuant to a Board Resolution, and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending or supplementing any provision contained in the Indenture that does not materially adversely affect the interests of the Holders of any Securities then Outstanding.

D.This Second Supplemental Indenture is entered into pursuant to Section 901(l) of the Indenture to amend Section 704 of the Indenture to provide that information, documents, and reports filed with the EDGAR system of the Commission (or any successor system) and available publicly on the Internet shall be deemed to be filed with the Trustee.

E.The Company hereby requests that the Trustee join with the Company in the execution and delivery of this Second Supplemental Indenture, and the Company has provided the Trustee with a Board Resolution authorizing entry into amendments to the Indenture.

NOW, THEREFORE, the Company and the Trustee agree as follows:

ARTICLE I

Definitions

As used in this Second Supplemental Indenture, terms defined in the Indenture have the meaning set forth in the Indenture and the terms defined above have the meaning set forth above. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Amendment of Section 704

SECTION 2.1 Amendment of Section 704. Section 704 of the Indenture is amended and supplemented to add at the end thereof the following new paragraphs:

“For purposes of this Section 704, any information, documents, and reports which are required to be filed pursuant to this Section 704 and which are filed with the EDGAR system of the Commission (or any successor system) and available publicly on the Internet shall be deemed to be filed with the Trustee, it being understood that the Trustee shall have no obligation to determine if any such information, documents, and reports have been so filed or are so available.

Delivery of such information, documents, and reports to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).”

ARTICLE III

Miscellaneous

SECTION 3.1 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy, or claim under or in respect of this Second Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.2 Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. BY THE EXECUTION AND DELIVERY OF THIS SECOND SUPPLEMENTAL INDENTURE, THE COMPANY SUBMITS TO THE JURISDICTION OF ANY FEDERAL OR NEW YORK STATE COURT HAVING SUBJECT MATTER JURISDICTION, SITTING, IN EACH CASE, IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK, UNITED STATES OF AMERICA IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE OR THE NOTES.

SECTION 3.3 Severability Clause. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality, or unenforceability.

SECTION 3.4 Ratification of Indenture; Second Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Second Supplemental Indenture.

SECTION 3.5 Counterparts. The parties hereto may sign one or more copies of this Second Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall be deemed to be their original signatures for all purposes.

SECTION 3.6 Headings. The headings of the Articles and the sections in this Second Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 3.7 The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity, sufficiency or adequacy of this Second Supplemental Indenture or for or in respect of the statements or recitals contained herein, all of which recitals are made solely by the Company, and the Trustee assumes no responsibility for their correctness.

[SIGNATURE PAGES FOLLOW]

The parties have executed this Second Supplemental Indenture as of the date first above written.
APACHE CORPORATION

By: /s/ Ben C. Rodgers
Name: Ben C. Rodgers
Title: Vice President and Treasurer

[Signature Page – Second Supplemental Indenture (November 23, 1999 Indenture)]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By: /s/ Lawrence M. Kusch
Name: Lawrence M. Kusch
Title: Vice President

[Signature Page – Second Supplemental Indenture (November 23, 1999 Indenture)]